UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):           September 3, 2009

Quest Minerals & Mining Corp.
(Exact name of registrant as specified in its charter)

Utah	000-32131	87-0429950
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

18B East 5th Street, Paterson, NJ	07524
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                     (973) 684-0075

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 3, 2009, James Duncan was appointed to the board of directors of Quest Minerals & Mining Corp.  Mr. Duncan’s was appointed to fill a vacancy that existed on Quest’s board of directors.   It is anticipated that upon establishment of an audit committee, Mr. Duncan will serve as chairman of such audit committee.  We have agreed to pay Mr. Duncan a director’s fee of $3,000 per month.

Section 8 – Other Events

Item 8.01	Other Events.

On September 15, 2009, the U.S. Bankruptcy Court for the Eastern District of Kentucky confirmed the Plan of Reorganization (the “Plan”) for Quest Minerals & Mining Corp.’s wholly-owned, indirect subsidiary, Gwenco, Inc.  (All defined terms shall have the meaning set forth in the Plan.)  The Court entered the Order confirming the Plan on September 30, 2009.  Secured and non-priority unsecured classes of creditors voted to approve the plan, with over 80% of the unsecured claims in dollar amount voting for the plan, and over 90% of responding lessors supporting it.  The Plan will become effective when the Confirmation Order becomes a Final Order.

There are  5 classes of Claims under the Plan:  (i)  Class 1—The Interstellar Duke claim, in the aggregate amount of approximately $998,470 (with interest accruing thereon); (ii) Class 2—Priority Claims, consisting of an IRS claim in the amount of $20,000; (iii) Class 3—General Unsecured Claims, in the aggregate amount of approximately $1,394,876; (iv) Class 4-Subordinated Claims, consisting of claims of affiliates of the debtor totaling $2,750,000 and (v) Class 5—Equity Holder Interest.

The Class 1 Claim will be satisfied by the issuance to Interstellar Holdings, LLC of a 5 year secured convertible promissory note, which note is convertible into stock of Quest Minerals & Mining Corp., at a rate of the lower of (i) $0.01 per share and (ii) 40% of the average of the three lowest per shares market values of Quest during the 10 trading days before a conversion, provided that Interstellar shall be prohibited from converting if such conversion would result in it holding more than 4.99% of the outstanding common stock of Quest Minerals & Mining Corp.

The Class 2 Claims are to be paid in full on the Effective Date of the Plan, unless the Holder of a Class 2 Claim has agreed to different treatment under the Plan.

The Class 3 Claims will be satisfied by cash payments equal to the value of their claim on the earlier of (i) the 60th month after the effective date of the Plan or (ii) the date on which, in Gwenco’s sole discretion, proceeds from the exit facility are sufficient to satisfy the claims.  Further, Class 3 Claimholders shall receive their pro-rata share of royalty payments to reduce their claims beginning in the month following the Effective Date.  Notwithstanding the foregoing, certain creditors in this Class negotiated settlements as more specifically set forth in the Plan and in certain settlement agreements approved by the Court.

The Class 4 Claims will be paid after holders of all allowed claims in other classes have been paid in full.  The Class 5 Claims were deemed unimpaired.

Gwenco, as a reorganized debtor, will operate its coal mining business and will use current and future income from operations to meet current and future expenses and to make payments called for under the Plan.  In addition, the Court approved an exit facility under which Interstellar Holdings LLC will provide up to $2 million in financing to Gwenco.

This description of the above referenced Plan does not purport to be complete and is qualified in its entirety by reference to such agreement attached hereto as an exhibit, which is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)	Exhibits.

10.1	Third Amended Plan of Reorganization of Gwenco, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST MINERALS & MINING CORP.
(Registrant)

Date: October 2, 2009	By:	/s/ Eugene Chiaramonte, Jr.
Eugene Chiaramonte, Jr., President